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                    [LETTERHEAD OF JDA SOFTWARE GROUP, INC.]

                                                                EXHIBIT 99.1


NEWS RELEASE
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                            JDA SOFTWARE GROUP, INC.
                             ACQUIRES CANADIAN FIRM

FOR IMMEDIATE RELEASE
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Phoenix, Arizona -- August 15, 1996 -- JDA Software Group, Inc., today strengthened its presence in the Canadian marketplace with the strategic acquisition of the independently owned and operated unaffiliated Canadian company -- JDA Software Services Ltd., of Calgary, Alberta.

While both companies have shared the JDA name over the past 10 years and were affiliated through 1987, the Canadian operation was privately held until today. As of August 15th, 1996, the future operating results of JDA Software
Services Ltd. will be combined with the results of JDA Software Group, Inc. Following the acquisition, the Canadian company will change its name to JDA Canada, Ltd.

Jim Armstrong, Chief Executive Officer of JDA Software Group, Inc., stated "Not only will this acquisition provide us with an established client base of Canadian retailers, but we'll also be gaining the expertise of many talented professionals, some of whom developed our Merchandise Management System and Distributed Store System software. Of the 46 employees of JDA Canada, 38 are involved in the sales, installation and support of our software products."

Doug Marlin, President of JDA Canada, Ltd., adds that the Canadian operation will continue to serve the specific needs of Canada's retail community. "We've experienced a high level of growth in the last few years and this transaction adds substantial financial strength to our operations. Our clients are some of the largest and most successful retailers in the country and we will continue to provide the highest caliber of products and services to help them maintain their competitive edge."

The transaction involves the exchange of 143,926 shares of JDA Software Group's common stock for all of the outstanding shares of JDA Canada. The acquisition will be accounted for using the purchase method of accounting and


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the excess of the purchase price over the estimated fair value of net assets acquired is estimated to be approximately $1,900,000 (US). JDA expects there will be some initial integration expenses, however, the acquisition is expected to be incremental to future earnings.

Headquartered in Phoenix, Arizona, JDA Software Group, Inc. develops retail information systems employed by more than 220 retail organizations worldwide, primarily with annual revenues in excess of $100 million. Corporate offices are located in the U.S., U.K., Germany, Latin America, and Asia. Canadian offices are located in Calgary and Toronto. JDA Software Group, Inc. shares are traded on the NASDAQ under the symbol "JDAS".

The forward looking statements in this press release, including without limitation statements regarding the company's future earnings, are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The future events described herein involve risks and uncertainties, among which are uncertainties related to the final development and market acceptance of proposed new products, the effectiveness of sales and marketing programs to promote and distribute new products, actions by competitors which could affect sales, pricing and profitability of the Company's products, management of product transition, international sales, general market conditions and other risks detailed in the prospectus relating to the Company's initial public offering, and which are and will be detailed from time to time in SEC reports filed by the Company.

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